Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Orrstown Financial Services, Inc.

We consent to the incorporation by reference to previously filed Registration Statements (Form S-3 No. 333-164780, Form S-3 No. 333-53405, Form S-8 No. 333-33714, Form S-8 No. 333-34504 Form S-8 No. 333-33712, and Form S-8 No. 333-174720) of Orrstown Financial Services, Inc. of our report dated March 14, 2012 on the financial statements for the year ended December 31, 2011 and our report dated March 14, 2012 on the internal control over financial reporting as of December 31, 2011, appearing in Item 8 of this Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2011.

/S/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

March 14, 2012